Exhibit 99.1

FROM:	ICR, Inc.
James R. Palczynski
203-682-8229

COMPANY	John Aglialoro
CONTACT:	Chairman & CEO
508-533-4300

FOR IMMEDIATE RELEASE

CYBEX ANNOUNCES SECOND QUARTER RESULTS;

SALES UP 16%

MEDWAY, MA, July 25, 2007 — Cybex International, Inc. (NASDAQ: CYBI), a leading manufacturer of premium exercise equipment for the commercial and consumer markets, today reported results for its second quarter ended June 30, 2007.

Net sales for the second quarter of 2007 increased by 16% to $34.7 million compared to $30.0 million for the corresponding 2006 period. This increase was driven by strong sales of both the Company’s strength and cardio products. The Company reported net income for the second quarter of 2007 of $1.1 million, or $0.06 per diluted share, for the quarter. The Company’s net income of $16.1 million, or $0.96 per diluted share, reported for the second quarter of 2006 included a $14.4 million, or $0.86 per diluted share, reduction in the Company’s tax valuation reserve. In addition, the Company’s effective tax rate was 41.5% in the second quarter of 2007 compared to 3.5% in the corresponding 2006 period. The difference between the 2007 and 2006 effective tax rates would equate to additional tax expense of $663,000, or $0.04 per diluted share, for the 2006 period.

For the six months ended June 30, 2007, net sales increased by 18% to $69.4 million compared to $58.9 million for 2006. Net income for the six months ended June 30, 2007 was $2.2 million, or $0.12 per diluted share, compared to net income of $16.8 million, or $1.03 per diluted share for 2006. The 2006 results included the second quarter reduction in the tax valuation reserve referred to above which impacted the 2006 six month results by $0.89 per diluted share. The difference between the 2007 and 2006 effective tax rates for the six month period would equate to additional tax expense of $904,000, or $0.05 per diluted share for 2006.

John Aglialoro, Chairman and CEO, stated, “CYBEX’s strong growth continued during the second quarter, in large part driven by new products. We believe that sales of the home product lines will supplement our growth, particularly in the traditionally strong fourth quarter. At the same time as we grow our revenues, we continue to make the investments in manufacturing and corporate capabilities necessary to drive growth and to create significant efficiencies and economies of scale in the future. The Selling, general and administrative costs incurred during the quarter include investments for the future including the eNova new product development and the hospitality and home market marketing initiatives. The gross margins were negatively impacted by product mix including a high percentage of sales from new products which typically are introduced at a high cost of goods and can often be reduced with experience and volume. As we look ahead we expect to retain a leadership position in the commercial market, develop a robust home business, improve our product quality and pricing, and reduce unit cost levels. More specifically, we are very excited about working hard to fully leverage our new, state-of-the-art Owatonna manufacturing facility. Although this investment will increase aggregate manufacturing costs in the near term, we expect it to enable us to achieve significant cost savings in the future and enable CYBEX to meet capacity issues associated with our growth plans.”

The Company will hold a conference call today. If you cannot participate in the call but wish to listen to it, you may login at CYBEX’s website at www.cybexinternational.com. Under the category Company, click on Press Releases, scroll to bottom and select Q2 Earnings Release Conference Call.

About CYBEX

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The CYBEX product line includes a full range of both strength training and cardio training machines sold worldwide under the CYBEX brand. Products and programs are designed and engineered to reflect the natural movement of the human body, assisting each unique user – from the professional athlete to the first-time exerciser – to improve daily human performance. For more information on CYBEX and its product line, please visit the Company’s website at www.cybexinternational.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the resolution of litigation involving the Company, and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K for the year ended December 31, 2006, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 10, 2007.

- Financial Tables to Follow -

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
Net sales	$34,740	$29,951	$69,416	$58,863
Cost of sales	22,535	19,089	44,317	37,450

Gross profit	12,205	10,862	25,099	21,413
As a percentage of sales	35.1%	36.3%	36.2%	36.4%
Selling, general and administrative expenses	10,380	8,659	21,176	17,921

Operating income	1,825	2,203	3,923	3,492
Interest expense, net	(48)	454	162	1,013

Income before income taxes	1,873	1,749	3,761	2,479
Income tax provision (benefit)	778	(14,359)	1,562	(14,296)

Net income	$1,095	$16,108	$2,199	$16,775

Basic net income per share	$0.06	$1.00	$0.13	$1.08

Diluted net income per share	$0.06	$0.96	$0.12	$1.03

Shares used in computing basic net income per share	17,309	16,041	17,288	15,599

Shares used in computing diluted net income per share	17,911	16,698	17,902	16,264

-more-

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash	$1,384	$1,419
Accounts receivable, net	18,851	20,296
Inventories	12,022	9,620
Prepaid expenses and other	2,855	4,176
Deferred tax asset	3,509	3,509

Total current assets	38,621	39,020
Property and equipment, net	34,400	13,055
Goodwill	11,247	11,247
Deferred tax asset	7,380	8,773
Other assets	667	1,282

	$92,315	$73,377

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$11,609	$3,762
Current portion of capital leases	133	248
Accounts payable	5,676	5,570
Accrued expenses	10,946	15,379

Total current liabilities	28,364	24,959
Long-term debt	12,480	—
Capital leases, excluding current portion	53	82
Other liabilities	3,504	2,669

Total liabilities	44,401	27,710
Stockholders’ equity	47,914	45,667

	$92,315	$73,377

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